As filed with the Securities and Exchange Commission on June 28, 2021.

Registration Statement No. 333-257000

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NYXOAH SA

(Exact name of Registrant as specified in its charter)

Belgium	3841	Not applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Rue Edouard Belin 12

1435 Mont-Saint-Guibert, Belgium

+32 10 22 23 55

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Corporation Service Company

1090 Vermont Avenue N.W.

Washington D.C. 20005

United States

Telephone: +1 800 927 9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jonathan L. Kravetz, Esq.	Philippe Remels	Shayne Kennedy, Esq.
John T. Rudy, Esq.	NautaDutilh BV/SRL	Latham & Watkins LLP
Mintz, Levin, Cohn, Ferris, Glovksy &	Chaussée de La Hulpe 120	650 Town Center Drive
Popeo, P.C.	1000 Brussels, Belgium	20th Floor
One Financial Center	+32 2 566 80 00	Costa Mesa, CA 92626
Boston, MA 02111		(714) 540 1235
(617) 542 6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standards” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 2 to the Company’s Registration Statement on Form F-1 is to amend the exhibit index and to file exhibit 8.1. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II, including the signature page and the exhibit index, and the exhibit filed herewith. This Amendment No. 2 does not contain a copy of the prospectus that was included in Amendment No. 1 to the Company’s Registration Statement on Form F-1 and is not intended to amend or delete any part of the prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Under Belgian law, the directors of a company may be liable for damages to our company in case of improper performance of their duties. Our directors may be liable to our company and to third parties for infringement of our articles of association or Belgian company law. Under certain circumstances, directors may be criminally liable. We maintain liability insurance for the benefit of our directors and members of our executive management team.

We maintain liability insurance for our directors and officers, including insurance against liability under the Securities Act of 1933, as amended, and we intend to enter into agreements with our directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under Belgian law, these agreements will provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.

These agreements may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these insurance agreements.

Certain of our non-employee directors may, through their relationships with their employers or partnerships, be insured and/or indemnified against certain liabilities in their capacity as members of our board of directors.

In the underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, the underwriters will agree to indemnify, under certain conditions, us, the members of our board of directors and persons who control our company within the meaning of the Securities Act against certain liabilities, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Item 7. Recent Sales of Unregistered Securities.

From January 1, 2018 through the date of the filing of this registration statement, we have issued the securities in the following transactions that were not registered under the Securities Act:

Issuances of Share Capital

On October 5, 2018, we issued and sold to investors in a private placement an aggregate 1,534 Preferred B2 shares for an aggregate consideration of  €5.0 million.

On November 7, 2018, we issued and sold to investors in a private placement an aggregate 3,068 Preferred B2 shares for an aggregate consideration of  €10.0 million.

On February 21, 2020, we issued and sold to investors in a private placement an aggregate 4,200 common shares for an aggregate consideration of  €25.1 million.

On September 7, 2020, we issued 44,500 common shares pursuant to an exercise of subscription rights for an aggregate consideration of  €230,065.

On September 21, 2020, we issued and sold in a public offering an aggregate 4,335,000 common shares for an aggregate consideration of  €73.7 million.

On September 28, 2020, we issued and sold following the exercise of an over-allotment option in connection with a public offering an aggregate 650,250 common shares for an aggregate consideration of €11.1 million.

On October 28, 2020, we issued 23,500 common shares for an aggregate consideration of  €121,495.

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On February 22, 2021, we issued 10,000 common shares pursuant to an exercise of subscription rights for an aggregate consideration of  €51,700.

On June 23, 2021, we issued 60,000 common shares pursuant to an exercise of subscription rights for an aggregate consideration of  €310,247.90.

Issuances under Our Warrant Plans

On December 12, 2018, we issued 525 warrants to purchase ordinary shares under the 2018 Warrants Plan, of which 319 warrants remain outstanding for an aggregate of 159,500 ordinary shares upon exercise of the outstanding warrants.

On February 21, 2021, we issued 550,000 warrants to purchase ordinary shares under the 2020 Warrants Plan, of which 550,000 warrants remain outstanding for an aggregate of 550,500 ordinary shares upon exercise of the outstanding warrants.

The offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration either: (a) under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(a)(2); (b) in reliance on Rule 144A promulgated under the Securities Act in that offers, sales and issuances were made only to “qualified institutional buyers” (as such term is defined in Rule 144A(a)(1); (c) under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation; or (d) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedules

All schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements and notes thereto.

Item 9. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Exhibits number	Description of exhibit

1.1*	Form of Underwriting Agreement
3.1*	Articles of Association of Nyxoah SA (English Translation)
4.1*	Articles of Association of Nyxoah SA (English Translation) (included in Exhibit 3.1)
5.1*	Opinion of NautaDutilh BV/SRL
8.1	Tax Opinion of NautaDutilh BV/SRL
10.1#*	Cochlear Collaboration Agreement, dated November 2018, by and between the registrant and Cochlear Limited
10.2#*	Man& Science SA License Agreement, by and between the registrant and Cephalix SA, Glucobel SA, Surgical Electronics SA and Man& Science SA, among others, as amended by the Confirmatory Addendum to the Multiparty Agreement, dated as of June 23, 2016, by and between the registrant and Cephalix SA, Surgical Electronics SA and Man& Science SA and as further amended by the Clarification of the Confirmatory Addendum to the Multiparty Agreement, dated as of February 10, 2020, by and between the registrant and Man& Science SA.
10.3#*	Unprotected Lease Contract, dated as of August 20, 2020, by and between Nyxoah Ltd. and Block 7093 Parcel 162 Ltd. (English Translation)
10.4*	Form of 2013 Share Incentive Plan (English Translation)
10.5*	Form of 2016 Warrants Plan (English Translation)
10.6*	Form of 2018 Warrants Plan (English Translation)
10.7*	Form of 2020 Warrants Plan (English Translation)
21.1*	List of Subsidiaries of the registrant
23.1*	Consent of EY Réviseurs d’Entreprises / EY Bedrijfsrevisoren SRL/BV, independent registered public accounting firm
23.2*	Consent of NautaDutilh BV/SRL (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page to this registration statement)

*	Previously filed.
#	Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mont-Saint-Guibert, Belgium, on June 28, 2021.

NYXOAH SA

By:	/s/ Olivier Taelman
	Name:	Olivier Taelman
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Olivier Taelman	Chief Executive Officer and Executive Director	June 28, 2021
Olivier Taelman	(Principal Executive Officer)

/s/ Fabian Suarez Gonzalez	Chief Financial Officer	June 28, 2021
Fabian Suarez Gonzalez, acting via ActuaRisk Consulting SRL	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	June 28, 2021
Robert Taub

*	Director	June 28, 2021
Janke Dittmer

*	Director	June 28, 2021
Kevin Rakin

*	Director	June 28, 2021
Donald Deyo

*	Director	June 28, 2021
Pierre Gianello

*	Director	June 28, 2021
Jan Janssen

*	Director	June 28, 2021
Jürgen Hambrecht

/s/ Olivier Taelman	Director	June 28, 2021
Name: Olivier Taelman
Title: Attorney-in-fact

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SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Nyxoah SA, has signed this registration statement on Form F-1 on June 28, 2021.

NYXOAH, INC.

By:	/s/ Olivier Taelman
	Name:	Olivier Taelman
	Title:	Chief Executive Officer, President and Secretary

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